SPECIAL STOCKHOLDER MEETING
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A special meeting of stockholders was held on Tuesday, November 7, 2006. The purpose of the meeting was to approve a comprehensive rewriting and updating of the Corporation's corporate charter. All of the proposed charter amendments were approved by the stockholders. The results of the voting on the eight proposals were as follows:

                                                             For      Against  Abstain
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
Proposal 1 -- Purpose of the Corporation................. 11,832,131   930,080 591,454

Proposal 2 -- Classification, designation, etc., of stock 11,526,879 1,222,095 604,682

Proposal 3 -- Stockholder voting......................... 11,335,381 1,383,635 634,641

Proposal 4 -- Stockholder election of directors.......... 11,527,155 1,205,781 620,724

Proposal 5 -- Power to amend bylaws...................... 11,167,482 1,527,621 658,552

Proposal 6 -- Quorum for stockholder meetings............ 11,502,023 1,213,356 638,279

Proposal 7 -- Determinations by the Board................ 11,462,952 1,224,791 665,914

Proposal 8 -- Miscellaneous conforming amendments........ 11,470,707 1,193,416 689,536